UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):      September 9, 2008
Premier Exhibitions, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:      (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Harold W. “Bud” Ingalls Amended and Restated Employment Agreement. On September 9, 2008, Premier Exhibitions, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Harold W. “Bud” Ingalls, the Company’s Chief Financial Officer. Such Employment Agreement, which was approved by the Company’s Compensation Committee, has a term which expires on February 20, 2011 and provides that Mr. Ingalls will receive an annual base salary of $285,000, subject to a 4% minimum annual increase. Under the terms of the Employment Agreement, Mr. Ingalls may also be awarded, in the Company’s discretion, periodic performance bonuses of between zero percent and 100% of his base salary for achieving and/or exceeding target expectations to be set by the Company’s Compensation Committee.
     In the event that Mr. Ingalls is terminated without “cause” (as defined in the Employment Agreement), he will receive one year’s base salary as severance and continuation of his health insurance benefits during the severance period. In addition, at least one year’s vesting of equity awards previously granted to him shall be deemed to occur. In the event that Mr. Ingalls’ employment is terminated in connection with a “change of control” (as defined in his Employment Agreement), he shall receive 300% of his base salary as severance and all of his outstanding equity awards shall be deemed to fully vest. The Employment Agreement also provides that if Mr. Ingalls terminates his employment with the Company for “good reason” (as defined in his Employment Agreement) before March 4, 2009, he will receive one year’s base salary as severance and continuation of his health insurance benefits during the severance period. In addition, at least one year’s vesting of all equity awards previously granted to him shall be deemed to occur. Mr. Ingalls’ Employment Agreement also contains covenants which prohibit him from competing with the Company; from interfering, inducing, influencing or conspiring with any of the Company’s employees or consultants to terminate their relationship with or compete against the Company; or from disclosing or using any of the Company’s confidential information. Mr. Ingalls’ Employment Agreement also contains other terms and provisions customary to such agreements.
     A copy of Mr. Ingalls’ Amended and Restated Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.
     Amended and Restated Employment Agreements with Kelli L. Kellar. On September 9, 2008, the Company also entered into an Amended and Restated Employment Agreement with Kelli Kellar, the Company’s Chief Accounting Officer. Such Employment Agreement, which was approved by the Company’s Compensation Committee, has a term which expires on November 27, 2010 and provides that Ms. Kellar will receive an annual base salary of $150,000, subject to a 4% minimum annual increase. Under the terms of the Employment Agreement, Ms. Kellar may also be awarded, in the Company’s discretion, periodic performance bonuses of between zero percent and 60% of her base salary for achieving and/or exceeding target expectations to be set by the Company’s Compensation Committee.
     In the event that Ms. Kellar is terminated without “cause” (as defined in the Employment Agreement), she will receive one year’s base salary as severance and continuation of her health insurance benefits during the severance period. In addition, at least one year’s vesting of equity awards previously granted to her shall be deemed to occur. In the event that Ms. Kellar’s employment is terminated in connection with a “change of control” (as defined in her Employment Agreement), she shall receive 300% of her base salary as severance and all of her outstanding equity awards shall be deemed to fully vest. The Employment Agreement also provides that if Ms. Kellar terminates her employment with the Company for “good reason” (as defined in her Employment Agreement) before March 4, 2009, she will receive one year’s base salary as severance and continuation of her health insurance benefits during the severance period. In addition, at least one year’s vesting of all equity awards previously granted to her shall be deemed to occur. Ms. Kellar’s Employment Agreement also contains covenants which prohibit her from competing with the Company; from interfering, inducing, influencing or conspiring with any of the Company’s employees or consultants to terminate their relationship with or compete against the Company; or from disclosing or using any of the Company’s confidential information. Ms. Kellar’s Employment Agreement also contains other terms and provisions customary to such agreements.
     A copy of Ms. Kellar’s Amended and Restated Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Employment Agreement dated as of September 8, 2008 by and between Premier Exhibitions, Inc. and Harold W. Ingalls.

99.2	Employment Agreement dated as of September 8, 2008 by and between Premier Exhibitions and Kelli L. Kellar.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: September 12, 2008	By:	/s/ Harold W. Ingalls
Chief Financial Officer